EXHIBIT 10.24A

                       SCHEDULE OF STOCK OPTION AGREEMENTS
                    SUBSTANTIALLY IDENTICAL TO EXHIBIT 10.24


1. Stock Option Agreement dated June 15, 1998, between the Company and Bart A. Brown, Jr. for 100,000 shares of Common Stock, with 50,000 shares at an exercise price of $3.00 per share and 50,000 shares at an exercise price of $5.00 per share.